EXHIBIT 5.1
January 24, 2011
GAIN Capital Holdings, Inc.
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
     Re: GAIN Capital Holdings, Inc. — Registration Statement on Form S-8
Dear Ladies and Gentlemen:
We have acted as counsel to GAIN Capital Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to (i) the proposed offering and sale of up to 1,400,000 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable under the Company’s 2010 Omnibus Incentive Compensation Plan (the “Plan”), (ii) 4,647,352 shares of Common Stock to be issued pursuant to prior stock option awards under the Plan, and (iii) 1,865,459 shares of Common Stock to be issued pursuant to prior restricted stock unit awards under the Plan (the “Incentive Plan Shares”) and 500,000 shares of the Company’s Common Stock issuable under the Company’s 2011 Employee Stock Purchase Plan (the “ESPP Shares,” together with the Incentive Plan Shares, the “Shares”).
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Company’s 2010 Omnibus Equity Compensation Plan and the Company’s 2011 Employee Stock Purchase Plan, as applicable, will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to Delaware General Corporation Law.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours, DLA PIPER LLP (US)
/s/ DLA PIPER LLP (US)